Exhibit 10.42

Memorandum

To:	Participant Name

From:	Terry Dyer	Personal & Confidential

Date:	xxxxxxx , xxxx

Re:	Annual Incentive Plan “STIP” Award and Targets – FY 20

You have been granted an award under the Worthington Industries, Inc. Annual Incentive Plan (“STIP”). The STIP award is designed to provide incentive payouts based on the attainment of stated financial performance targets over the fiscal year.

Below is a summary of your compensation targets for FY 20    .

Base Salary (Effective )
STIP Opportunity	Threshold	Target	Maximum

Total Base + STIP Target

In an effort to focus on both the quantity and quality of earnings, the STIP award incorporates both an earnings and economic value added (“EVA”) component. For corporate employees, half of the award is allocated to the corporate earnings per share (“EPS”) and half to the corporate EVA. For business unit (“BU”) employees     % of the possible award is allocated to corporate EPS,     % is allocated to BU operating income (“EOI”), and     % is allocated to BU EVA. The table below details the threshold, target and maximum performance levels for each of the metrics for the performance period of June 1, 20     to May 31, 20    .

Performance Metric	Weight		Threshold			Target		Maximum
Corporate EPS	xx	%	$	x.xx		$	x.xx	$	x.xx
Corporate EVA	xx	%	($	xx,xxx	)	$	xx,xxx	$	xx,xxx

Performance Metrics in 000’s except for EPS

Notes:

•	Business unit results shall be calculated excluding corporate allocations not under direct control of the business unit and restructuring changes and other unusual or non-recurring items.

•	All FIFO impact, positive or negative, will be excluded for the purposes of measuring Corporate EPS and Steel EOI. No FIFO adjustment will be made to the EVA calculation.

Each of the performance metrics is free standing so that you will be able to earn a payout based upon the achievement of one metric, even if the threshold performance level is not achieved in the other metric.

Calculation of the financial results and attainment of performance metric will be made solely by the Annual Incentive Plan Committee (the “Committee”) based upon the applicable financial statements. The Committee has the right to make changes and adjustments in calculating the performance measures to take into account unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations; extraordinary gains and losses; mergers and acquisitions purchases or sales of substantial assets; and such other factors as the Committee determines.

Unless the Committee elects a different form of payout, payments will be made in cash. A portion or all of the payout may be deferred into a Deferred Compensation Plan, provided that a timely deferral election is made. The Company may require payment of, or may withhold from payments, amounts necessary to meet any federal, state or local tax withholding requirements.

In general, termination of employment terminates STIP awards. Termination of employment for reasons of death, disability or retirement will result in a pro rata payout for the performance period. Termination of employment for any other reason, voluntary or involuntary, prior to the end of the performance period will result in the forfeiture of the STIP award.

In the event of a change in control of the company followed by a termination of employment during the performance period, the STIP awards will be considered earned and payable at “target” and will be payable immediately in cash.

If you have any questions regarding your STIP awards, please call me.